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                                                                   Exhibit 10.21



Addendum to Contract with GKF and KMC/WKNI, dated June 1, 1998

27.     Miscellaneous Provisions

D)      Research & Development Treatments

        Per Procedure payments referenced in paragraph 6 shall be waived for procedures deemed to be of a research nature. Payments due to GKF are based solely on procedures that are presently reimbursed by health insurers, Medicare or Medicaid. It is understood by Medical Center that procedures deemed to be of research nature shall be performed at such time as to not conflict with the scheduling of clinical procedures.

E) Medical Center shall pay to GKF a per procedure payment of * for the first * procedures performed annually. For annual paid procedures in excess of *, Medical Center shall pay GKF * for each procedure performed in excess of * during the same 12 (twelve) month period. For purposes of this payment schedule, the counting of the number of procedures will commence from the date of the First Clinical Gamma Knife procedure at the Site until the date which is twelve (12) months thereafter (the First Reset Date). On the First Reset Date and on each anniversary of the First Reset Date, counting of procedures for this purpose will be reset and commence from zero (0). Terms are as otherwise specified in paragraph 6.

F)      Charity Cases

        As a means to permit Medical Center to perform charity care for a persons who require Gamma Knife procedures, who are not covered by Medicare or private insurance programs (whether indemnity, preferred provider, health maintenance organization, etc.) and who do not have the means to pay for such procedures based upon Medical Centers adopted standards of indigency, GKF shall waive the per procedure payment described in this paragraph 6 for * Gamma Knife procedure for each * Gamma Knife procedures performed under this Agreement by Medical Center for which a per procedure payment is made to GKF in the manner described herein. Medical Center shall be solely responsible (and GKF shall not in any manner be or become responsible) (a) whether any person described herein requires a Gamma Knife procedure, (b) who shall receive a Gamma Knife procedure, hereunder if more than one (1) person described herein requires a Gamma Knife procedure, and (2) whether any person meets the standards of indigency. Medical Center shall provide reasonable written documentation evidencing satisfaction of the conditions set forth herein to GKF at or prior to the expected time of payment in order for GKF to waive the per procedure payment set forth in paragraph 6.







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G)      Externalities

        The Medical Center is aware that external conditions may exits whereby either GKF or Elekta may not be able to deliver a Gamma Knife to the designated site in Kettering, Ohio in a timely manner. If delivery is not taken by the Medical Center by August 31, 1999 and the failure to take delivery of the Gamma Knife is not due to delays caused by Kettering Medical Center, this entire lease agreement will be considered void, with no further obligations by either party, and each party holding the other harmless for any expenses or damages incurred as a result of or in anticipation of entering this Agreement.




Medical Center                             GK Financing, LLC



By:  /s/ Frank Perez                       By:  /s/ Craig K. Tagawa
    --------------------------------           --------------------------------
         Frank Perez                                Craig K. Tagawa
         Chief Executive Officer                    Chief Executive Officer